Exhibit 99

For Immediate Release	Contact Information
Wednesday, May 5, 2004	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company Reports First-Quarter Results; Total Revenues Increase 25%, Production Rises 8.7%

SAN ANTONIO - May 5, 2004 - The Exploration Company (Nasdaq:TXCO) today reported results for the quarter ended March 31, 2004.

     Revenues were $11.4 million, 25 percent higher than the $9.1 million recorded in the first quarter of 2003. Oil and gas sales revenues were $6.2 million, up from $5.9 million in the year-earlier period. Lower gas prices partially offset higher production volumes. Gas gathering operating revenues were $5.2 million, up from $3.2 million in the prior-year period, reflecting higher third-party gas volume throughput over first-quarter 2003. TXCO recorded quarterly net income of $68,917 equal to $0.003 per share, compared to first-quarter 2003 net of $724,535, or $0.036 per share. All per-share amounts are on a diluted basis.

     Net income for the period reflects the impact of a 40 percent increase in depreciation, depletion and amortization attributable to over 50 new oil and gas wells added subsequent to the prior-year period. The increase in depletion rates also reflect the maturing profile of currently producing wells. In addition, interest expense increased by $624,000, reflecting the impact of the $16 million preferred stock issuance in the third quarter of 2003.

     First-quarter cash flow from operating activities was $3.8 million compared to $6.3 million in the comparative prior-year period. Adjusting for changes in operating assets and liabilities, first-quarter cash flow from operating activities reached $3.5 million in 2004 compared to $2.8 million for the first quarter of 2003. This reflects a 25 percent increase over the same period a year earlier. Ebitdax -- earnings before income taxes, interest, depreciation, depletion, amortization, impairment, abandonment and exploration expense -- was $3.9 million compared to $3.3 million in the first quarter of 2003. Ebitda -- Ebitdax less exploration expense -- was $3.7 million compared to $2.9 million in the earlier period. See TXCO's Web site at www.txco.com for a reconciliation of non-GAAP financial measures.

     TXCO produced a net 187,995 barrels of oil equivalent (BOE) in the quarter, up 8.7 percent from 172,996 BOE during first-quarter 2003. Gas production rose 15.8 percent, primarily due to new Georgetown gas wells placed on line during the last three months of 2003 and first three months of 2004. Oil output increased slightly. TXCO exited the quarter with a net daily production rate of 1,022 barrels of oil per day (BOPD) and 10.0 million cubic feet of gas per day (MMcfd), compared to its Dec. 31, 2003, exit rate of 1,197 BOPD and 8.9 MMcfd.

- More -

Management's Perspective

     "We expect activity on our Maverick Basin lease block to increase substantially in the second quarter," said President and CEO James E. Sigmon. "A combination of poor weather and corporate restructuring by one of our partners reduced drilling activity during the first three months of this year.

     "TXCO continues to enjoy success with our multi-play/multi-pay strategy," Sigmon added. "We have changed the Georgetown from a hit-or-miss target to a consistent producer by employing our seismic processing technique that allows us to accurately target the formation's multiple fractures. Drilling will soon resume on the Glen Rose porosity play after six months of inactivity as our new partner resumes drilling. We remain very positive about the potential of this large oil play. We expect oil production levels to grow as drilling ramps up."

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin in Southwest Texas. Its long-term business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

Forward-Looking Statements

     Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to expected production levels, establishment of reserves, drilling plans, including the timing, category, number, depth, cost and/or success of wells to be drilled, expected geological formations or the availability of specific services or technologies. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2003. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge, upon request from the Company.

(Financial Information and Selected Operational Tables Follow)

THE EXPLORATION COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31, 2004	December 31, 2003

Assets

Current Assets
Cash	$ 4,861,107	$ 6,180,560
Accounts receivable, net	6,127,783	4,837,965
Prepaid expenses	351,614	718,853

Total Current Assets	11,340,504	11,737,378

Property and Equipment, net - successful efforts method of accounting for oil and gas properties	69,504,919	66,155,827

Other Assets
Deferred tax asset	5,232,718	5,232,718
Other assets	1,079,781	1,080,290

Total Other Assets	6,312,499	6,313,008

Total Assets	$87,157,922	$84,206,213

THE EXPLORATION COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31, 2004	December 31, 2003

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable, trade	$ 8,181,343	$ 8,186,705
Other payables and accrued liabilities	5,042,306	3,709,016
Undistributed revenue	692,898	416,399
Current portion of long-term debt	2,154,810	1,752,286

Total Current Liabilities	16,071,357	14,064,406

Long-term Liabilities
Long-term debt, net of current portion	12,509,058	15,425,598
Redeemable preferred stock, Series B (redemption value - $16 million)	10,342,867	10,135,335
Accrued dividends - preferred stock	97,731	57,732
Asset retirement obligation	1,581,100	1,537,600

Total Long-Term Liabilities	24,530,756	27,156,265

Minority Interest in Consolidated Subsidiaries	203,357	193,441

Stockholders' Equity
Preferred stock - series A, authorized 10,000,000 shares issued and outstanding -0- shares
Common stock, par value $.01 per share; authorized 50,000,000 shares; issued 23,480,945 and 22,242,849 shares, outstanding 23,381,145 and 22,143,049 shares	234,809	222,428
Additional paid-in capital	67,455,074	63,976,021
Accumulated deficit	(21,091,424)	(21,160,341)
Less treasury stock, at cost, 99,800 shares	(246,007)	(246,007)

Total Stockholders' Equity	46,352,452	42,792,101

Total Liabilities and Stockholders' Equity	$87,157,922	$84,206,213

THE EXPLORATION COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended	Three Months Ended
	March 31, 2004	March 31, 2003

Revenues
Oil and gas sales	$ 6,155,182	$5,882,716
Gas gathering operations	5,208,893	3,208,385
Other operating income	3,322	(3,228

Total revenues	11,367,397	9,087,873

Costs and Expenses
Lease operations	1,247,386	1,074,349
Production taxes	386,580	368,404
Exploration expenses	174,397	375,031
Impairment and abandonments	516,900	339,075
Gas gathering operations	4,894,134	3,597,236
Depreciation, depletion and amortization	2,335,297	1,673,319
General and administrative	1,005,621	776,106

Total costs and expenses	10,560,315	8,203,520

Income from Operations	807,082	884,353

Other Income (Expense)
Interest income	3,924	4,605
Interest expense	(729,993)	(106,441)
Loan fee amortization	(5,256)	(4,401)

Total other income (expense)	(731,325)	(106,237)

Income before income taxes, minority interest
and cumulative effect of change in accounting principle	75,757	778,116

Minority interest in income of subsidiaries	18,160	20,419

Income before income taxes and cumulative effect of change in
accounting principle	93,917	798,535
Income tax expense	(25,000)	-
Cumulative effect of change in accounting principle, net of tax	-	(74,000)

Net Income	$ 68,917	$ 724,535

Earnings Per Share
Basic earnings before cumulative effect of change in
accounting principle	$ 0.003	$ 0.040
Cumulative effect of change in accounting principle	-	0.004

Basic earnings per share	$ 0.003	$ 0.036

Diluted earnings before cumulative effect of change in
accounting principle	$ 0.003	$ 0.040
Cumulative effect of change in accounting principle	-	0.004

Diluted earnings per share	$ 0.003	$ 0.036

THE EXPLORATION COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended	Three Months Ended
	March 31, 2004	March 31, 2003

Operating Activities
Net income	$ 68,917	$ 724,535
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	2,335,297	1,673,319
Impairment and abandonments	516,900	339,075
Minority interest in (income) loss of subsidiaries	(18,160)	(20,419)
Cumulative effect of change in accounting principle	-	74,000
Non-cash interest expense and accretion of liability - redeemable preferred stock	567,532	-
Changes in operating assets and liabilities:
Receivables	(1,289,818)	(1,356,843)
Prepaid expenses and other	367,239	(296,797)
Accounts payable and accrued expenses	1,284,426	5,203,627

Net cash provided by operating activities

Investing Activities
Development and purchases of oil and gas properties	(6,125,299)	(10,405,829)
Purchase of other equipment	(31,978)	(128,271)
Changes in minority interests	28,075	21,748

Net cash (used) by investing activities	(6,129,202)	(10,512,352)

Financing Activities
Proceeds from issuance of common stock, net of expenses	3,491,433	-
Proceeds from long-term debt obligations	-	2,700,000
Payments on long-term debt obligations	(1,050,000)	(812,944)
Proceeds from installment obligations	(1,464,017)	2,644,671

Net cash provided by financing activities	977,416	4,531,727

Change in Cash and Equivalents	(1,319,453)	359,872

Cash and equivalents at beginning of period	6,180,560	2,333,688

Cash and Equivalents at End of Period	$ 4,861,107	$ 2,693,560

THE EXPLORATION COMPANY SELECTED OPERATING DATA

	Three Months Ended
	March 31, 2004	March 31, 2003

Net cash provided in operating activities	$3,832,335	$6,340,497

Ebitdax *	3,851,836	3,292,198

Ebitda *	3,677,440	2,917,167

Debt to asset ratio	35.2%	18.1%

Production

Oil:
Production, in barrels	81,553	81,109
Average sales price per barrel	$31.98	$31.45

Natural Gas:
Production, in Mcf	638,650	551,319
Average sales price per Mcf	$5.55	$6.04

Equivalent Basis:
Production in Boe	187,995	172,996
Average sales price per Boe	$32.74	$34.01

Production in Mcfe	1,127,968	1,037,973
Average sales price per Mcfe	$5.46	$5.67

Other Operating Data
Total lifting costs	$1,633,966	$1,574,007
Lifting costs per Mcfe	$1.45	$1.52

Production volume - oil properties - barrels	75,771	76,722
Lifting costs-oil (Incl Prod & Sev Tax)	$942,086	$629,278
Lifting costs per Barrel	$12.43	$8.20

Production volume - gas properties - Mcf	632,924	549,231
Lifting costs-gas (Incl Prod & Sev Tax)	$691,880	$839,009
Lifting costs per Mcf	$1.09	$1.53

Production volume excluding CBM properties - Mcf	626,022	540,542
Lifting costs excluding CBM activities	$578,027	$738,689
Lifting costs per Mcf excluding CBM activities	$0.92	$1.37

Depletion cost per Boe	$12.13	$9.40

Depletion cost per Mcfe	$2.02	$1.57

* Please see TXCO's Web site at www.txco.com for a reconciliation of these non-GAAP financial measures.